Exhibit 99.1

SanSal Wellness Holdings Inc. to Exhibit and Participate in Panel Discussion at The MoneyShow Orlando, February 8-11, 2018

Fort Lauderdale, Florida - January 29, 2018 - SanSal Wellness Holdings, Inc. (“SanSal Wellness” or the “Company”) (OTC PINK: SSWH), a vertically-integrated agribusiness focused on producing full spectrum natural phytocannabinoid-rich industrial hemp extracts, today announced it will exhibit and participate in an expert panel discussion at The MoneyShow Orlando held in Orlando, Florida, from February 8-11, 2018.

“We are excited to showcase our products and speak directly with our many shareholders and other potential investors that attend The MoneyShow in Orlando every year,” stated Alexander M. Salgado, CEO and co-founder of SanSal Wellness. “The MoneyShow is also a great platform for networking and new business development opportunities with so many corporate decision makers in attendance. I am looking forward to a very busy and productive conference, and meeting with everyone that visits our exhibit booth.”

SanSal Wellness will be at booth #703 in the exhibit hall throughout the conference, and Derek Thomas, Vice President, Business Development of SanSal Wellness, will give a presentation on the Company’s strategy, opportunities, and outlook, on Thursday, February 8, 2018, from 1:35 pm to 1:55 pm. Mr. Thomas will also serve as a featured expert and guest panelist addressing “Which Companies Are Leading the United States Marijuana Revolution” on Thursday, February 8th at 2:00 pm.

Scheduled meetings with the SanSal Wellness management team at The MoneyShow Orlando can be arranged by contacting Derek Thomas at dthomas@sansalenterprises.com, or visiting the SanSal Wellness exhibit booth #703.

For further information about The MoneyShow Orlando, visit: https://conferences.moneyshow.com/moneyshow-orlando/.

About SanSal Wellness Holdings, Inc.

SanSal Wellness Holdings, Inc. (OTC Pink: SSWH) is focused on producing superior quality, whole-plant, broad spectrum phytocannabinoid-rich hemp oils and extracts. SanSal Wellness currently operates a 140-acre farm and production facilities in Pueblo, Colorado, and is registered with the Colorado Department of Agriculture to grow industrial hemp. The Company files periodic reports with the Securities and Exchange Commission, which can be viewed at www.sec.gov. For additional information, visit www.sansalwellness.com

SanSal Wellness Holdings, Inc. - IR/Media Contact

Toll-Free: (888) 549-7888

E-mail: investors@sansalwellness.com

Cautionary Language Concerning Forward-Looking Statements

This SanSal Wellness Holdings, Inc. press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including those with respect to the Company’s mission statement and growth strategy, are “forward-looking statements.” Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve many risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.